Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

June 24, 2022

Jamf Holding Corp.

100 Washington Ave S, Suite 1100

Minneapolis, MN 554011

Ladies and Gentlemen:

We are acting as special counsel to Jamf Holding Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3ASR filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of an unspecified amount of common stock, par value $0.001 per share (the “Shares”), in one or more offerings from time to time on a delayed or continuous basis (the “Offerings”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware, (ii) minutes and records of the proceedings of the Company and (iii) the Registration Statement and exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company and others as to factual matters.

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Jamf Holding Corp. June 24, 2022 Page 2

We have also assumed that:

(i)          the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement;

(ii)         a prospectus supplement or term sheet (“Prospectus Supplement”) will have been prepared and filed with the Commission describing the Shares offered thereby and will comply with all applicable laws;

(iii)        all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement;

(iv)        the Shares will be issued and sold in the form and containing the terms set forth in the Registration Statement and the appropriate Prospectus Supplement;

(v)        the Shares offered do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company;

(vi)        the Company will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Shares being offered;

(vii)       the Shares offered comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company; and

(viii)      a definitive purchase, underwriting or similar agreement with respect to any Shares offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto (an “Agreement”).

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable when, as and if (i) the Registration Statement shall have become effective pursuant to the provisions of the Act, (ii) appropriate corporate action shall have been taken to authorize the issuance and sale of such Shares, (iii) a Prospectus Supplement or Prospectus Supplements with respect to the Shares shall have been filed (or transmitted for filing) with the Commission pursuant to Rule 424(b) of the Act and any exhibits necessary under the rules and regulations of the Commission shall have been filed with the Commission in an amendment to the Registration Statement or incorporated by reference into the Registration Statement pursuant to a Current Report on Form 8-K of the Company filed with the Commission, (iv) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities shall have been obtained and (v) if applicable, appropriate certificates representing the Shares are duly executed, countersigned by the Company’s transfer agent/registrar, registered and delivered against payment of the agreed consideration therefor in accordance with the applicable Agreement.

Jamf Holding Corp. June 24, 2022 Page 3

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. We assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP